                                LOGIMETRICS, INC.
                            50 ORVILLE DRIVE, BOHEMIA
                                 NEW YORK 11716

--------------------------------------------------------------------------------

               INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF
               THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14f-1
                             PROMULGATED THEREUNDER

                        NOTICE OF CHANGE IN THE MAJORITY
                            OF THE BOARD OF DIRECTORS

                                  July 20, 2000

THE TRANSACTION

         This Information Statement is being mailed on or about July 20, 2000 to holders of record of shares of common stock, par value $.01 per share ("Common Stock"), of LogiMetrics, Inc., a Delaware corporation (the "Company"), at the close of business on July 10, 2000 (the "Record Date"), in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. This Information Statement is being delivered in connection with the appointment by L-3 Communications Corporation, a Delaware corporation ("L-3"), of a majority of the members of the Board of Directors of the Company (the "Board") pursuant to the terms of the transactions described below. L-3 is a wholly owned subsidiary of L-3 Communications Holdings, Inc., a Delaware corporation ("Holdings").

         No vote or other action by the Company's stockholders is required in response to this Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Please read this Information Statement carefully. It describes the terms of the transactions that took place between the Company and L-3 (collectively, the Transaction") and contains certain other information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Transaction was consummated on July 11, 2000
(the "Closing Date").

         The Company and L-3 entered into a Purchase Agreement, dated July 10, 2000 (the "Purchase Agreement"), relating to the Transaction. Pursuant to the terms of the Purchase Agreement, among other things, L-3 acquired, beneficially and of record, 93,236,794 newly issued shares of the Company's outstanding Common Stock (the "Purchaser Shares"), which Purchaser Shares constituted at the closing of the Transaction approximately 53.5% of the Company's outstanding Common Stock (calculated after giving effect to the issuance of the stock to L-3 and certain anti-dilution adjustments), for $15.0 million, $8.5 million of which was paid in cash at the closing of the Transaction and the balance of which was paid in the form of a secured promissory note (the "Note") that will be prepaid from time to time as necessary to fund the

Company's reasonable ongoing working capital needs. If not paid prior thereto, the Note will be paid in full on the earlier of (i) January 2, 2001, and (ii) the date that the Company consummates a qualifying Public Offering of its equity securities (as defined in the Purchase Agreement) (the "Qualifying Offering"). The cash purchase price for the Purchaser Shares was, and any payments under the Note will be, financed using working capital of L-3, borrowings under L-3's senior credit facilities with a syndicate of banks and financial institutions led by Bank of America National Trust & Savings Association, as administrative agent, or a combination thereof. The number of shares of Common Stock issuable to L-3 will be adjusted, if necessary, on the first business day following the 30th day after the Closing Date so that the Purchaser Shares will, following such adjustment, constitute 53.5% of the Company's outstanding Common Stock (determined after giving effect to the dilutive effects of certain contingently issuable securities as specified in the Purchase Agreement).

         Under the Purchase Agreement, L-3 has agreed, subject to the satisfaction of certain conditions, to purchase up to 3,333,333 shares of Common Stock (the "Additional Shares") for $5.0 million on or after January 2, 2001 (unless L-3 elects to acquire any Additional Shares in its sole discretion prior to January 2, 2001), to the extent the Company requires additional reasonable ongoing working capital to operate its business.

         Pursuant to the terms of the Purchase Agreement, the Company has granted to L-3 an option (the "L-3 Option") to acquire up to 5,555,555 shares of Common Stock at an exercise price of $0.54 per share (subject to adjustment in certain circumstances). The L-3 Option is exercisable upon the purchase of all of the Additional Shares.

         In the Purchase Agreement, L-3 granted to the Company the option, exercisable by a majority of the entire Board, to cause L-3 to transfer without further consideration certain technology and other assets to the Company in connection with the Qualifying Offering upon the satisfaction of certain conditions. Pursuant to the Purchase Agreement, L-3 may, in its sole discretion, provide administration and other services and equipment (including team services, support services, facilities, tools and equipment) to the Company. Such services and equipment will be billed, from time to time, at cost to the Company, including direct labor, direct material, other direct charges and expenses and overhead (including a corporate expense allocation charge equal to 1.5% of the Company's consolidated sales).

         L-3 also has agreed to use its reasonable best efforts (i) until the 60th day after the Closing Date to obtain an additional $5.0 million investment in the Company from one or more investment banks on the same terms as L-3's purchase of the Additional Shares; and (ii) to cooperate with the Company to consummate the Qualifying Offering no later than December 31, 2000, subject to market and economic conditions.

         Pursuant to the Purchase Agreement, the Company has agreed to maintain directors' and officers' insurance in place for a period of six years (subject to certain expense limitations) and to maintain certain provisions in its charter and by-laws relating to the indemnification of directors and officers for such six-year period.

         Under the Purchase Agreement, the Company may not, without the approval of either (i) those holders of Common Stock (excluding L-3, entities controlled, directly or indirectly, by L-3 and executive officers (within the meaning of the Exchange Act) of L-3) (the "Minority Stockholders") that represent not less than a majority of the outstanding Common Stock held by all such holders (a "Special Stockholder Majority") or (ii) a majority of the Existing Holder Designees (as defined below), effect the following extraordinary transactions: (A) certain mergers, consolidations or share exchanges, (B) the sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) the seeking of protection under applicable bankruptcy and insolvency laws, (D) the issuance, offer or sale of any shares of its capital stock or securities exercisable for, convertible into or otherwise giving the holder the right to obtain shares of capital stock (other than the issuance of shares and options pursuant to the Transaction, shares issuable upon the exercise or conversion of outstanding securities, the granting of certain options and rights to purchase Common Stock contemplated by the Transaction and shares of Common Stock issuable upon the exercise of such options and rights), (E) the amendment of its certificate of incorporation or by-laws if the terms of such amendment would conflict with the terms of the Transaction or would materially and adversely affect the rights of the Minority Stockholders, (F) amend or modify any of the provisions of the documents relating to the Transaction, (G) enter into a Rule 13e-3 transaction (as defined in Rule 13e-3 promulgated under the Exchange Act), or (H) enter into, assume or become bound by any agreement, instrument or understanding to do any of the foregoing or otherwise attempt to do any of the foregoing. In addition, L-3 has agreed not to sell to a non-affiliated third party more than 53.27% of the Purchaser Shares prior to December 31, 2001. The directors appointed by the Existing Holders (as defined below) will have the right to enforce the provisions of the Purchase Agreement and to otherwise act on behalf of the Company with respect to the Purchase Agreement and the other documents relating to the Transaction. These provisions will expire upon the earlier of (i) the consummation of a Qualifying Offering and (ii) the date upon which the Existing Holders collectively cease to own at least 10% of the outstanding Common Stock (as determined pursuant to the provisions of the Purchase Agreement).

         Under the Purchase Agreement, L-3 has the right to cancel (in whole or in part), at L-3's option, its obligation to make any payment in respect of the
Note if, in L-3's reasonable discretion: (i) a breach by the Company of any representation, warranty, covenant or agreement contained in the Purchase Agreement or any other document relating to the Transaction results from or has resulted in a Material Adverse Effect (as defined in the Purchase Agreement) with respect to either (A) the Company, or (B) L-3; or (ii) a Material Adverse Effect has occurred or shall occur with respect to the Company as a result of certain specified litigation claims. If L-3 exercises its right not to pay amounts due under the Note and it is determined by a court of competent jurisdiction in a final, non-appealable judgment or order or by a final, non-appealable arbitration award that L-3 did not in fact have the right so to cancel its obligation to make any payment in respect of the Note, then L-3 must pay to the Company the Liability Amount (as defined below), as liquidated damages for loss of a bargain and not a penalty. The payment of the Liability Amount will be the sole and exclusive remedy of the Company in connection with such a breach by L-3 and L-3 will have no other liability to the Company in respect thereof. The term "Liability Amount" is defined in the Purchase

Agreement as the portion of the purchase price for the Purchaser Shares not paid in cash by L-3 to the Company at such time.

         In addition, pursuant to the terms of the Purchase Agreement, L-3 has the right to cancel (in whole or in part), at L-3's option, its obligation to purchase Additional Shares if, in L-3's reasonable discretion: (i) a breach by the Company of any representation, warranty, covenant or agreement contained in the Purchase Agreement or any other document relating to the Transaction results from or results in a Material Adverse Effect with respect to either (A) the Company, or (B) L-3; or (ii) after the closing, a Material Adverse Effect has occurred or shall occur with respect to the Company. If L-3 exercises its right not to consummate the purchase of the Additional Shares and it is determined by a court of competent jurisdiction in a final, non-appealable judgment or order or by a final, non-appealable arbitration award that L-3 did not in fact have the right so to cancel its obligation to purchase the Additional Shares, then L-3 must pay to the Company the Damage Amount (as defined below), as liquidated damages for loss of a bargain and not a penalty. The payment of the Damage Amount will be the sole and exclusive remedy of the Company in connection with such a breach by L-3 and L-3 will have no other liability to the Company in respect thereof. The term "Damage Amount" is defined in the Purchase Agreement as the portion of the purchase price for the Additional Shares not paid in cash by L-3 to the Company at such time.

         Each of the Company and L-3 has agreed in the Purchase Agreement to indemnify the other party and certain related parties and hold them harmless from any losses arising from, in connection with or otherwise with respect to its breach of any representation or warranty contained in the Purchase Agreement (subject to the expiration of such representations and warranties) or its failure to perform any covenant or agreement made or contained in the Purchase Agreement or fulfill any obligation in respect thereof. If the Company is required to indemnify L-3 pursuant to these provisions (as determined by a court of competent jurisdiction or by an arbitration award), then L-3 is entitled, in addition to any other right or remedy it may have, to exercise rights of set-off against any amounts then due and payable to the Company under the Purchase Agreement or that may thereafter become due and payable to the Company under the Purchase Agreement (including under the Note and in respect of the purchase price for the Additional Shares). L-3's obligation to indemnify the Company and certain related parties pursuant to these provisions (as determined by a court of competent jurisdiction or by an arbitration award), shall not exceed in the aggregate $20 million, such $20 million to be reduced from time to time beginning on the Closing Date by any and all amounts paid in cash to the Company or on its behalf pursuant to the Purchase Agreement (including the $8.5 million which was paid in cash at the closing of the Transaction, payments or other credits with respect of the Note and the purchase price for the Additional Shares).

         Effective as of the closing of the Transaction, the number of directors constituting the Board was reduced to three; Charles S. Brand, Frank A. Brand, and Mark B. Fisher resigned as directors of the Company, and Jay B. Langner was appointed as a director of the Company. The Company anticipates that, effective upon the expiration of the ten-day period beginning on the later of the date of the filing of this Information Statement with the Securities and Exchange Commission ("SEC") pursuant to Section 14(f) and Rule 14f-1 and the date of mailing of this Information Statement to the Company's stockholders (the "Effective Time"), the Board will be further reconstituted to consist of seven directors, and Frank C. Lanza, Robert V. LaPenta, Christopher C. Cambria, and John S. Mega will be appointed as new directors to fill the vacancies created by the increase in the number of directors. After the Effective Time, Norman M. Phipps, Jean-Francois Carreras and Jay B. Langner will remain as directors.

         Effective upon the closing of the Transaction, the following persons were elected to hold the offices set forth opposite their respective names.

         John S. Mega             Acting President

         Charles S. Brand         Senior Vice President of Technology and
                                  Acting General Manager - New Jersey Operations

         Norman M. Phipps         Senior Vice President of Administration

         Christopher C. Cambria   Vice President and Secretary

For certain information regarding Mr. Mega and Mr. Cambria, see "L-3 Designees" herein. For certain information about Messrs. Brand, Carreras and Phipps, see "Directors and Executive Officers" herein. For certain information regarding Mr. Langner, see "Existing Holders Designees" herein.

         In connection with and prior to the closing of the Transaction, the holders of the Company's outstanding Class A 13% Senior Subordinated Convertible Pay-in-Kind Debentures due July 29, 1999 (the "Class A Debentures"), Amended and Restated Class B 13% Convertible Senior Subordinated Pay-in-Kind Debentures due July 29, 1999 (the "Class B Debentures") and Class C 13% Convertible Senior Subordinated Debentures due September 30, 1999 (the "Class C Debentures" and, collectively with the Class A Debentures and the Class B Debentures, the "Convertible Debt") converted such indebtedness into an aggregate of 30,612,420 shares of Common Stock. In addition, prior to the closing of the Transaction, the holders of the Company's outstanding Series A 12% Cumulative Convertible Redeemable Preferred Stock, stated value $50,000 per share (the "Preferred Stock"), converted the Preferred Stock into an aggregate of 2,358,500 shares of Common Stock. Prior to the closing of the Transaction, the Existing Holders also exchanged their outstanding warrants to purchase Common Stock for an aggregate of 12,301,799 shares of Common Stock (the "Warrant Exercise").

         In connection with and prior to the closing of the Transaction, the Company amended (i) its Certificate of Incorporation to increase the number of authorized shares to 355,000,000 shares, consisting of 350,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, and (ii) its By-laws to allow the holders of a majority of the outstanding Common Stock to call special meetings of the stockholders of the Company.

         The proceeds of the Transaction will be used, among other things, to repay certain indebtedness and for working capital purposes.

         In connection with the Transaction, the Company granted options to purchase an aggregate of 9,352,200 shares of Common Stock to certain directors and former directors of the Company, certain employees of the Company, and certain employees of L-3 to be designated by L-3. In addition, options to purchase an aggregate of 12,665,308 shares of Common Stock were issued to certain investors in the Company and to L-3 (with L-3 having the ability to direct all or part of its options to certain parties related to L-3 to be designated by L-3). These option grants are referred to herein collectively as the "Option Grants." See "Transaction Option Grants" for a description of the Option Grants.

GENERAL

         As of the Record Date, the Company had issued and outstanding 168,870,780 shares of Common Stock, the Company's only class of voting securities that would be entitled to vote for directors at a stockholders meeting if one were to be held. Each share of Common Stock is entitled to one vote. At each annual meeting of the Company's stockholders, directors are elected for a term ending at the next annual meeting of stockholders, when their successors are duly elected and qualified. The officers of the Company serve at the discretion of the Board.

RIGHT TO DESIGNATE DIRECTORS

         Pursuant to the terms of the Stockholders Agreement, dated July 10, 2000, among the Company, L-3 and the other parties thereto (the "Stockholders Agreement"), from and after the Effective Time, the number of directors comprising the Board will be set at seven. The existing holders of the Company's securities that are parties to the Stockholders Agreement (other than L-3) (the "Existing Holders") have the right to designate three directors so long as they continue beneficially to own at least 15% of the outstanding Common Stock (as determined pursuant to a specified formula). If the Existing Holders beneficially own less than 15% of the outstanding Common Stock (as so determined), the number of directors they have the right to appoint will be reduced to two. If the Existing Holders beneficially own less than 10% of the outstanding Common Stock, they no longer will have the right to designate directors of the Company. Pursuant to these rights, the Existing Holders have designated Mr. Carreras and Mr. Phipps, two of the Company's existing directors, and have appointed Mr. Langner as the third director (collectively, the "Existing Holder Designees"). Many of the Existing Holders are affiliated with, or related to, Cramer Rosenthal McGlynn, Inc. ("CRM"). Mr. Phipps also is an Existing Holder.

         Upon compliance by the Company with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, L-3 has the right under the Stockholders Agreement to designate the remaining members of the Board so long as it continues to be the owner of at least 25% of the outstanding Common Stock (as so determined). Pursuant to these rights, L-3 has informed the Company that it currently intends to designate Frank C. Lanza, Robert V. LaPenta, Christopher C. Cambria, and John S. Mega (collectively, the "L-3 Designees") as directors of the Company.

         The information contained in this Information Statement concerning L-3 and the L-3 Designees has been furnished to the Company by L-3, and the Company has not independently verified such information. The information contained in this Information Statement concerning Mr. Langner has been furnished to the Company by the Existing Holders, and the Company has not independently verified such information.

L-3 DESIGNEES

         Each of the L-3 Designees has consented to serve as a director of the Company if appointed or elected. None of the L-3 Designees currently is a director of the Company. Neither Frank C. Lanza nor Robert V. LaPenta hold any position with the Company. John S. Mega is currently the Acting President of the Company and Christopher C. Cambria is currently the Vice President and Secretary of the Company. To the best of L-3's knowledge, except as set forth below, none of the L-3 Designees beneficially owns any equity securities or rights to acquire any such securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers, or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC.

         The names, ages, present principal occupations and five-year employment history of each of the L-3 Designees are set forth below. Each individual's business address is c/o L-3 Communications Corporation, 600 Third Avenue, New York, NY 10016. The information set forth herein regarding the L-3 Designees is as of July 11, 2000.

-------------------------------- ------- ------------------------------------------------------
             NAME                 AGE     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH L-3/
                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------- ------- ------------------------------------------------------
Frank C. Lanza                   68      Chairman and Chief Executive Officer and Director of
                                         L-3 since April 1997. From April 1996, when Loral
                                         was acquired by Lockheed Martin, until April 1997,
                                         Mr. Lanza was Executive Vice President of Lockheed
                                         Martin, a member of Lockheed Martin's Executive
                                         Council and Board of Directors and President and
                                         Chief Operating Officer of Lockheed Martin's
                                         command, control, communications and intelligence
                                         ("C3I") and Systems Integration Sector, which
                                         comprised many of the businesses Lockheed Martin
                                         acquired from Loral. Prior to the April 1996
                                         acquisition of Loral, Mr. Lanza was President and
                                         Chief Operating Officer of Loral, a position he held
                                         since 1981.

Robert V. LaPenta                54      President and Chief Financial Officer and Director
                                         of L-3 since April 1997. From April 1996 until April
                                         1997, Mr. LaPenta was a Vice President of Lockheed
                                         Martin and was Vice President and Chief Financial
                                         Officer of Lockheed Martin's C3I and Systems
                                         Integration Sector. Prior to the April 1996
                                         acquisition of Loral, he was Loral's Senior Vice
                                         President and Controller, a position he held since
                                         1981. Mr. LaPenta is on the Board of Trustees of
                                         Iona College and The American College of Greece.

Christopher C. Cambria           42      Vice President and Secretary and General Counsel of
                                         L-3 since June 1997. From 1994 until joining L-3,
                                         Mr. Cambria was an associate with Fried, Frank, Harris,
                                         Shriver & Jacobson. From 1986 until 1993, he was an
                                         associate with Cravath, Swaine & Moore.

John S. Mega                     47      Vice President of L-3 and President of L-3's
                                         Microwave Group since April 1997. From April 1996,
                                         when Loral was acquired by Lockheed Martin, until
                                         April 1997, Mr. Mega was a Vice President and Chief
                                         Financial Officer of Lockheed Martin's Tactical
                                         Defense Systems business. Prior to the April 1996
                                         acquisition of Loral, Mr. Mega was a Corporate Group
                                         Controller for Loral.

EXISTING HOLDER DESIGNEES

         Each of the Existing Holder Designees has consented to serve as a director of the Company if appointed or elected. Prior to the consummation of the Transaction, Mr. Langner was not a director of the Company and he does not hold any other position with the Company. To the best of the Existing Holders' knowledge, Mr. Langner does not own beneficially any equity securities or rights to acquire any such securities of the Company, nor has he been involved in any transaction with the Company or any of its directors, executive officers, or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC. For certain information about Mr. Carreras and Mr. Phipps, see "Directors and Executive Officers" herein.

         Mr. Langner's business address is P.O. Box 355, Great Neck, New York 11022. The age, present principal occupation and five-year employment history of Mr. Langner are set forth below. Such information is as of July 15, 2000.

-------------------------------- ------- -------------------------------------------------------------
             NAME                 AGE     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH THE
                                          COMPANY/ MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------- ------- -------------------------------------------------------------
Jay B. Langner                   70      Mr. Langner has been the Honorary Chairman of Hudson
                                         General Corporation (an aviation services company)
                                         since April 1999. From 1961 to 1999, Mr. Langner
                                         served in various capacities for Hudson General,
                                         including Chairman and Chief Executive Officer. Mr.
                                         Langner has been the Chairman of Montefiore Medical
                                         Center since 1986 and is a director of the Gregorian
                                         University Foundation and a trustee of the Orpheus
                                         Chamber Orchestra. Mr. Langner also serves as a
                                         director of Petroquest Energy, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known by the Company regarding the beneficial ownership of the Company's Common Stock, as of July 11, 2000, by each beneficial owner of more than five percent of the outstanding Common Stock (calculated in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder), by each of the Company's directors immediately following the closing of the Transaction, by each executive officer named in the Summary Compensation Table (presented below) and by all of such directors and the executive officers of the Company as a group. This information gives effect to (i) the issuance of the Purchaser Shares, (ii) the resignations of Charles S. Brand, Frank A. Brand and Mark B. Fisher as directors of the Company, (iii) the conversion of the Convertible Debt into an aggregate of 30,612,420 shares of Common Stock, (iv) the conversion of the Preferred Stock into an aggregate of 2,358,500 shares of Common Stock, and (v) the Warrant Exercise. Except as otherwise indicated, the person or entities listed below have sole voting and investing power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse or with a parent company. Unless otherwise specified, the business address of each such person is c/o LogiMetrics, Inc., 50 Orville Drive, Bohemia, New York 11716.

--------------------------------------------- --------------------------- ---------------------------------- -------------
    NAME AND ADDRESS OF BENEFICIAL OWNER         AMOUNT AND NATURE OF                    (1)                  PERCENT OF
                                                 BENEFICIAL OWNERSHIP                                           CLASS
--------------------------------------------- --------------------------- ---------------------------------- -------------
L-3 Communications Corporation                       108,901,622                         (2)                      59.0%
600 Third Avenue
New York, NY 10016

L-3 Communications Holdings, Inc.                    108,901,622                         (2)                      59.0%
600 Third Avenue
New York, NY 10016

John S. Mega                                                  --                         --                         --

Christopher C. Cambria                                        --                         --                         --

Charles S. Brand                                      17,026,810                         (3)                       10.1%

Norman M. Phipps                                       3,361,065                         (4)                        2.0%

James R. Meckstroth                                      189,000                         (5)                          *

Erik S. Kruger                                           240,000                         (6)                          *

Jean-Francois Carreras                                   222,500                         (7)                          *

Jay B. Langner                                             8,000                                                      *

All Executive Officers                                21,047,375                                                   12.7%
and Directors as a
group (8 persons)

------------------
* Less than 1%

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. Includes shares of Common Stock, which the individual has the right to acquire within 60 days of July 11, 2000.

(2) Includes (i) 3,333,333 shares of Common Stock issuable upon the exercise by L-3 of its right to acquire the Additional Shares, (ii) 5,555,555 issuable upon the exercise of the L-3 Option, and (iii) 6,775,940 shares of Common Stock issuable upon the exercise of stock options granted to L-3 pursuant to the Option Grants which are exercisable within 60 days of July 11, 2000. L-3 is a wholly owned subsidiary of Holdings.

(3) Includes 20,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of July 11, 2000.

(4) Includes 825,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of July 11, 2000.

(5) Includes 185,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of July 11, 2000.

(6) Includes 200,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of July 11, 2000.

(7) Consists of (i) 32,500 shares of Common Stock issuable upon the exercise of warrants held by Mr. Carreras, and (ii) 190,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of July 11, 2000.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information concerning those individuals who served as members of the Board or as executive officers of the Company prior to the consummation of the Transaction. The information contained herein is as of July 15, 2000.

---------------------------------------- ------------- ---------------------------------------------------------------
NAME                                     AGE           FORMER POSITION WITH THE COMPANY
---------------------------------------- ------------- ---------------------------------------------------------------
Charles S. Brand                         60            Chairman of the Board & Chief Technical Officer

Norman M. Phipps                         40            President, Chief Operating Officer, Interim Chief Financial
                                                       Officer & Director

James R. Meckstroth                      50            Senior Vice President - Operations

Erik S. Kruger                           39            Vice President - Finance and Administration & Secretary

Frank A. Brand                           76            Director

Jean-Francois Carreras                   50            Director

Mark B. Fisher                           41            Director


         CHARLES S. BRAND. Prior to the consummation of the Transaction, Mr. Brand served as the Company's Chairman of the Board and Chief Technical Officer since March 1998. From April 1997 to March 1998, Mr. Brand was the Chairman and Chief Executive Officer of the Company. From February 1994 to April 1997, Mr. Brand was the President of mmTech, Inc. (which subsequently became a wholly owned subsidiary of the Company). Prior to founding mmTech, Mr. Brand was the founder and President of Trontech, Inc., a manufacturer of solid state amplifiers used in military applications and wireless equipment for the cellular and PCS markets, which was subsequently sold in December 1986 to Dynatech Corporation. Mr. Brand has been involved in the development of LMDS systems for over ten years. Mr. Brand is the nephew of Dr. Frank A. Brand.

         NORMAN M. PHIPPS. Prior to the consummation of the Transaction, Mr. Phipps served as the President and Chief Operating Officer of the Company since April 1997, and also as interim Chief Financial Officer since March 1998. From May 1996 to April 1997, Mr. Phipps served as Chairman of the Board and Acting President of the Company. Mr. Phipps continues to serve as a director of the Company following the consummation of the Transaction and is one of the three Existing Holder Designees. Mr. Phipps has served as a principal of two private investment firms, Phipps, Teman & Company, L.L.C. (from January 1994 to December
1997) and CP Capital Partners (from January 1991 to December 1993). Mr. Phipps is a director of Avery Communications, Inc., a company primarily involved in the provision of software and services addressing the customer relationship and billing/operational support system needs of telecommunications and Internet service providers.

         JAMES R. MECKSTROTH. Mr. Meckstroth has served as the Company's Senior Vice President - Operations since December 1998. Mr. Meckstroth acted as a consultant to the Company from July 1998 to December 1998. From August 1997 to July 1998, Mr. Meckstroth served as Senior Vice President - Global Operations for Glenayre Electronics, Inc. From July 1994 to August 1997, Mr. Meckstroth was Vice President of Engineering for Glenayre's Wireless Messaging Group. From July 1992 to July 1994, Mr. Meckstroth was the Director of Operations/Research and Development at PPG Biomedical Systems Division.

         ERIK S. KRUGER. Mr. Kruger has served as Vice President - Finance and Administration of the Company since February 1998 and continues to serve in such capacity following the consummation of the Transaction. Mr. Kruger served as Secretary of the Company from February 1998 until the consummation of the Transaction. From March 1996 to January 1998, Mr. Kruger was the Chief Financial Officer of CellularVision of New York, L.P. From September 1990 to February 1996, Mr. Kruger was employed by Coopers & Lybrand L.L.P., specializing in the telecommunications and entertainment industries. Mr. Kruger is a Certified Public Accountant.

         DR. FRANK A. BRAND. Dr. Brand has been a director of the Company since April 1997. Since 1991, Dr. Brand has been a private investor and consultant. Prior to his retirement in 1991, Dr. Brand held several senior management positions with M/A-COM, Inc., a major manufacturer of telecommunications products and systems, including Chief Technical Officer, Chief Operating Officer and Acting Chief Executive Officer. Dr. Brand is a Life-Fellow of the Institute of Electrical and Electronic Engineers, a Fellow of Polytechnic University and a member of the Engineering Dean's Council at UCLA.

         JEAN-FRANCOIS CARRERAS. Mr. Carreras has been a director of the Company since April 1997, and continues to serve in such capacity following the consummation of the Transaction and is one of the three Existing Holder Designees. Since October 1994, Mr. Carreras has been a partner in the Paris law firm of Sokolow, Dunaud, Mercadier and Carreras. From October 1994 to July 1995, Mr. Carreras was also a partner in the law firm of Arent, Fox, Kintner, Plotkin & Kahn. Prior thereto, until October 1994, Mr. Carreras was a partner in the law firm of Coudert Brothers. Mr. Carreras is a French citizen.

         MARK B. FISHER. Mr. Fisher is the President of MBF Capital Corporation, Inc. ("MBF"), a firm that invests in and advises technology driven companies. From 1990 to 1996, Mr. Fisher served as a Principal of Alex. Brown & Sons, Inc.

         As indicated above, effective as of the closing of the Transaction, the number of directors constituting the Board was reduced to three; Charles S. Brand, Frank A. Brand, and Mark B. Fisher resigned as directors of the Company, and Jay B. Langner was appointed as a director of the Company. The Company anticipates that, at the Effective Time, the Board will be further reconstituted to consist of seven directors, and Frank
C. Lanza, Robert V. LaPenta, Christopher C. Cambria, and John S. Mega will be appointed as new directors to fill the vacancies created by the increase in the number of directors. After the Effective Time, Norman M. Phipps, Jean-Francois Carreras and Jay B. Langner will continue as directors.

         Effective upon the closing of the Transaction, the following persons were elected to hold the offices set forth after their names.

John S. Mega                       Acting President

Charles S. Brand                   Senior Vice President of Technology and
                                   Acting General Manager - New Jersey Operations

Norman M. Phipps                   Senior Vice President of Administration

Christopher C. Cambria             Vice President and Secretary

For certain information about Mr. Mega and Mr. Cambria, see "L-3
Designees" herein. Certain information about Mr. Brand and Mr. Phipps is set forth above.

         The Board directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, Compensation Committee, and Executive Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company does not have a separate, standing nominating committee, however, the Board performs the functions of such committee.

         Pursuant to the terms of the Stockholders Agreement, from and after the Effective Time, the number of directors comprising the Board will be set at seven. The Existing Holders have the right to designate three directors so long as they continue to beneficially to own at least 15% of the outstanding Common Stock (as determined pursuant to a specified formula). If the Existing Holders beneficially own less than 15% of the outstanding Common Stock (as so determined), the number of directors they have the right to appoint will be reduced to two. If the Existing Holders beneficially own less than 10% of the outstanding Common Stock, they no longer will have the right to designate directors of the Company. Upon compliance by the Company with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, L-3 has the right under the Stockholders Agreement to designate the remaining members of the Board so long as it continues to be the owner of at least 25% of the outstanding Common Stock (as so determined). The Existing Holders have the right, in their sole discretion, to remove any of the directors appointed by them, with or without cause. L-3 has the right to remove any of the directors appointed by it. The Existing Holders or L-3, as the case may be, will vote their shares to effect such removal at a meeting of the stockholders or pursuant to a written consent.

COMMITTEES OF THE BOARD; BOARD MEETINGS

         The Board held three meetings during fiscal year 1999. In addition to its regularly scheduled meetings, the Board took action on eight occasions by unanimous written consent. Each director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees.

         The three standing committees of the Board are described below:

         Audit Committee. During the fiscal year ended June 30, 1999, the Audit Committee consisted of Dr. Frank Brand, Mr. Jean-Francois Carreras and Francisco
A. Garcia. Mr. Garcia resigned as a director in November 1999. The Audit Committee makes recommendations to the Board of Directors with respect to the independent auditors of the Company's financial statements, reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations, reviews quarterly financial information and earnings releases prior to public dissemination, approves major accounting policies and changes thereto and periodically reviews the Company's principal internal accounting controls to assure that the Company maintains an appropriate system of financial control. The Audit Committee did not meet during fiscal 1999.

         Compensation Committee. During the fiscal year ended June 30, 1999, the Compensation Committee consisted of Dr. Frank Brand and Messrs. Carreras and Garcia. The Compensation Committee periodically reviews and determines the amount and form of compensation and benefits payable to the Company's principal executive officers and certain other management personnel. The Compensation Committee also administers certain of the Company's employee benefit plans. The Compensation Committee did not meet during fiscal 1999.

         Executive Committee. During the fiscal year ended June 30, 1999, the Executive Committee consisted of Mr. Charles Brand and Mr. Phipps. The Executive Committee exercises such authority as is delegated to it from time to time by the full Board. The Executive Committee did not meet during fiscal 1999.

         Once the L-3 Designees are elected or appointed as directors of the Company, the Company anticipates that the composition of the three standing committees of the Board will change and will include one or more of the L-3 Designees.

DIRECTOR COMPENSATION

         The Company currently does not regularly compensate directors for their service to the Company. However, directors are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company.

         During the fiscal year ended June 30, 1999, Dr. Brand and Mr. Fisher provided certain consulting services to the Company. See "Certain Relationships and Related Party Transactions."

PRIOR AGREEMENTS; PRIOR RIGHT TO DESIGNATE DIRECTORS; CHANGES IN CONTROL

         In July 1997, the Company entered into a purchase agreement (the "1997 Agreement") with a group of institutional investors (the "Investors"), including certain entities affiliated with Mark B. Fisher, a former director of the Company. Pursuant to the terms of the 1997 Agreement, the Company issued and sold to the Investors an aggregate of $3,588,333 in aggregate principal amount of the Company's Class A Debentures and warrants to acquire an aggregate of 11,500,000 shares of Common Stock for a total purchase price of $4,352,500.

         In connection with the transactions contemplated by the 1997 Agreement, the Investors, the Company, and Charles S. Brand entered into a Stockholders Agreement (the "1997 Stockholders Agreement") pursuant to which, among other things, Mr. Brand agreed to certain restrictions on his ability to sell his shares of Common Stock. Pursuant to the terms of the 1997 Stockholders Agreement, the Investors received certain rights to appoint members of the Board. Under the terms of the 1997 Stockholders Agreement, the holders of a majority of the shares of Common Stock beneficially owned by the Investors had the right, subject to certain limitations, to cause the Company to enter into a "Company Sale" (as defined in the 1997 Stockholders Agreement).

         In March 1996, the Company entered into a Unit Purchase Agreement (the "Unit Purchase Agreement") with Cerberus Partners, L.P. ("Cerberus") pursuant to which the Company issued and sold to Cerberus an aggregate of $1,042,372 of convertible senior subordinated debentures which were subsequently exchanged for the Class B Debentures, and warrants to acquire an aggregate of 2,542,380 shares of Common Stock for a total purchase price of $1,500,000. Pursuant to the terms of the Unit Purchase Agreement, Cerberus received the right to appoint one member of the Board.

STOCKHOLDERS AGREEMENT

         Pursuant to the terms of the Stockholders Agreement, the 1997 Stockholders Agreement and the provisions of the Unit Purchase Agreement giving Cerberus the right to appoint a director were terminated.

         Pursuant to the terms of the Stockholders Agreement, from and after the Effective Time, the number of directors comprising the Board will be set at seven. The Existing Holders have the right to designate three directors so long as they continue beneficially to own at least 15% of the outstanding Common Stock (as determined pursuant to a specified formula). If the Existing Holders beneficially own less than 15% of the outstanding Common Stock (as so determined), the number of directors they have the right to appoint will be reduced to two. If the Existing Holders beneficially own less than 10% of the outstanding Common Stock, they no longer will have the right to designate directors of the Company. Upon compliance by the Company with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, L-3 has the right under the Stockholders Agreement to designate the remaining members of the Board so long as it continues to be the owner of at least 25% of the outstanding Common Stock (as so determined).

         Under the terms of the Stockholders Agreement, so long as L-3 remains the owner of at least 25% of the Common Stock (as so determined), L-3 has a right of first offer with respect to the proposed transfer, in one or a series of related transactions, by a Major Selling Stockholder (as defined in the Stockholders Agreement) of (i) 10% or more of the Common Stock Equivalents (as so defined), other than in certain specified market transactions, or (ii) Common Stock Equivalents which to the actual knowledge of the Major Selling Stockholder, together with the holdings of Common Stock Equivalents of the person to which the transfer is to be made, would result in such person owning more than 10% of the Common Stock Equivalents (after giving effect to such transfer).

         Pursuant to the terms of the Stockholders Agreement, the Existing Holders effected the conversion or exchange of their Convertible Debt and warrants, waived certain anti-dilution rights, including rights resulting from the Transaction, waived certain registration rights and consented to the Transaction. In addition, the Existing Holders agreed to extend the maturity date of certain loans made by them to the earlier of (i) the fifth day following the consummation of a Qualifying Offering and (ii) June 30, 2001, and agreed to waive certain other rights specified in the Stockholders Agreement.

         In addition, pursuant to the terms of the Stockholders Agreement, until compliance by the Company with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, the Company agreed to operate its business in the ordinary course and to refrain from taking certain actions without L-3's consent.

         The Stockholders Agreement terminates upon the earliest to occur of (i) the consummation of a Qualifying Offering, (ii) with respect to L-3 or an Existing Holder, when such party has effected the transfer of its entire ownership interest in the Company, (iii) the consummation of a "Company Sale" (as defined in the Stockholders Agreement) approved by a Special Director Majority or a Special Stockholder Majority in accordance with the Purchase Agreement, and (iv) the written mutual consent of L-3 and the Existing Holders that collectively own a majority of the Common Stock Equivalents then held by all Existing Holders.

STOCK COMPENSATION PROGRAM

         Pursuant to the terms of the LogiMetrics, Inc. 1997 Stock Compensation Program (the "Stock Compensation Program"), each director who has not been a full-time employee of the Company or any subsidiary for at least the prior 12 months receives an option to purchase 20,000 shares of Common Stock each year on the earlier of (i) the date of the Company's annual meeting of stockholders, and
(ii) June 1. Options granted to such directors under the Stock Compensation Program have an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

EXECUTIVE COMPENSATION

         The following table sets forth certain compensation paid to the Company's Chief Executive Officer and each other executive officer of the Company as of June 30, 1999 (collectively, the "Named Executive Officers"):

-------------------------------------------------------------------------------------------------------------------------------
                                                       SUMMARY COMPENSATION TABLE (1)
                                                            ANNUAL COMPENSATION
-------------------------------------------------------------------------------------------------------------------------------
    NAME AND PRINCIPAL POSITION      FISCAL YEAR     SALARY              BONUS        OTHER         LONG-TERM       ALL OTHER
                                                       ($)                ($)         ANNUAL       COMPENSATION   COMPENSATION
                                                                                    COMPENSATION    SECURITIES         ($)
                                                                                         ($)        UNDERLYING
                                                                                                     OPTIONS/
                                                                                                     SARS(#)
-------------------------------------------------------------------------------------------------------------------------------
Kenneth C. Thompson (2)                 1999          $126,000               --         *               --
Chief Executive Officer                 1998          $171,100    (3)(4)     --         *               --

Charles S. Brand (5)                    1999          $100,000       (6)     --         *               --
Chairman of the Board                   1998          $200,000               --         *               --
& Chief Technical Officer               1997          $162,500               --         *           20,000

Norman M. Phipps                        1999          $150,000               --         *               --        $1,775 (7)
President, Chief Operating              1998          $150,000               --         *               --        $1,775 (7)
Officer and Interim Chief               1997          $153,395       (8)     --         *          825,000
Financial Officer

James R. Meckstroth                     1999          $102,327       (9)     --         *          260,000
Senior Vice President-
Operations

Erik S. Kruger                          1999          $116,858               --         *               --
Vice President-                         1998           $37,596      (10)     --         *          200,000
Finance & Administration

------------------

* Represents less than the lesser of $50,000 or 10% of salary and bonus for each Named Executive Officer.

(1) The Company did not grant any stock appreciation rights or restricted stock and did not make any long-term incentive payments during the period covered by the Summary Compensation Table.

(2) Mr. Thompson resigned as the Company's Chief Executive Officer and as a director in November 1999.

(3) Includes consulting fees paid to Mr. Thompson prior to his becoming Chief Executive Officer of the Company in March 1998.

(4) Pursuant to the terms of his consulting agreement, a portion of Mr. Thompson's consulting fee was paid in the form of 108,000 shares of Common Stock with a fair market value of $54,000. See "Employment Agreements and Compensation Arrangements."

(5) Mr. Brand served as the Company's Chief Executive Officer from April 1997 until March 1998.

(6)  During fiscal 1999, Mr. Brand deferred $100,000 of his salary.

(7)  Represents life insurance premiums paid on behalf of Mr. Phipps.

(8) Includes consulting fees paid to Mr. Phipps prior to his employment by the Company in April 1997.

(9) Includes consulting fees paid to Mr. Meckstroth prior to his employment by the Company in December 1998.

(10) Mr. Kruger joined the Company in February 1998.

FISCAL YEAR-END OPTION GRANTS

         The following table summarizes certain information relating to the grant of options to purchase Common Stock to each of the Named Executive Officers during the fiscal year ended June 30, 1999:

----------------------------------------------------------------------------------------------------------------------
                                                          OPTION/SAR GRANTS IN
                                                          LAST FISCAL YEAR (1)
----------------------------------------------------------------------------------------------------------------------
              NAME                      NUMBER OF       % OF TOTAL OPTIONS/SARS   EXERCISE OR BASE   EXPIRATION DATE
                                       SECURITIES       GRANTED TO EMPLOYEES IN    PRICE ($/SHARE)
                                       UNDERLYING             FISCAL YEAR
                                      OPTIONS/SARS
                                       GRANTED (#)
----------------------------------------------------------------------------------------------------------------------
James R. Meckstroth                      260,000 (2)             100.0%                $0.52             12/11/08

(1) The Company did not grant any stock appreciation rights during the fiscal year ended June 30, 1999.

(2) The vesting period for the above grant was 35,000 upon the date of grant, 75,000 one year after the date of grant, 75,000 two years after date of grant and 75,000 upon the Company's successful completion of the private or public sale of its securities resulting in net proceeds of at least $10 million.

FISCAL YEAR-END OPTION VALUES

         The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held by such Named Executive Officers as of June 30, 1999. No stock options were exercised during the fiscal year ended June 30, 1999.

--------------------------------------------------------------------------------------------------------------------
                 NAME                       NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-MONEY
                                             UNEXERCISED OPTIONS AT FISCAL      OPTIONS AT FISCAL YEAR-END ($)(1)
                                               YEAR-END (#) EXERCISABLE/
                                                     UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Charles S. Brand                                      13,333/6,667                        $1,933/$967

Norman M. Phipps                                         825,000/0                        $165,000/$0

James R. Meckstroth                                             --                                 --

Erik S. Kruger                                      133,334/66,666                    $26,667/$13,333

(1) Based on an estimated market value of $0.75 per share for the Common Stock on June 30, 1999.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

         In April 1997, Mr. Charles Brand and Mr. Phipps entered into five-year employment agreements with the Company. Pursuant to such agreements, Mr. Brand was entitled to receive an annual base salary of $200,000 and Mr. Phipps received an annual base salary of $150,000 for the fiscal year ended June 30, 1999. These agreements were subject to periodic increases at the discretion of the Board. Mr. Brand and Mr. Phipps were entitled to participate in all compensation and employee benefit plans, including such bonuses as may be authorized by the Board from time to time. The Company also agreed to provide and maintain a $1,000,000 term-life insurance policy for the benefit of each of Mr. Brand and Mr. Phipps. In the event of the termination of employment by the Company (other than upon death, permanent disability or a "termination for cause" (as defined in each agreement)), each of Mr. Brand and Mr. Phipps would be entitled to receive his then-current base salary for a period equal to the greater of (i) the remainder of the term of his employment agreement, or (ii) twelve months from the effective date of termination. Each of Mr. Brand and Mr. Phipps also agreed to certain non-competition, confidentiality and intellectual property ownership covenants. These employment agreements were terminated in connection with the Transaction and replaced by the New Employment Agreements (as defined below).

         In August 1998, the Company entered into a three-year employment agreement with Mr. Thompson, pursuant to which Mr. Thompson agreed to serve as the Company's Chief Executive Officer. Effective November 15, 1999, Mr. Thompson resigned as the Company's Chief Executive Officer. In connection with his resignation, the Company and Mr. Thompson entered into a separation agreement (the "Separation Agreement"). In the Separation Agreement, the Company agreed to pay Mr. Thompson an aggregate of $137,097 in five monthly installments, without interest, in repayment of certain amounts owed to him and in lieu of any rights Mr. Thompson had under the employment agreement he entered into with the Company in August 1998. In addition, the Company issued to Mr. Thompson stock options exercisable for an aggregate of 500,000 shares of Common Stock (the "Option Shares") at an exercise price of $0.60 per share (subject to adjustment in certain circumstances) (the "Thompson Option"). The Thompson Option expires, as to one-half of the Option Shares, on November 15, 2001, and as to the remainder of such Option Shares, on November 15, 2002. Pursuant to the terms of the Separation Agreement, all prior agreements between Mr. Thompson and the Company were terminated and the Company and Mr. Thompson agreed to release certain claims against each other and certain related parties. Under the Separation Agreement, Mr. Thompson is subject to certain confidentiality obligations and agreed to non-competition and certain other covenants for a period of one year.

         In connection with the Transaction, the Company entered into new two-year employment agreements with Messrs. Brand and Phipps (the "New Employment Agreements"). Pursuant to the New Employment Agreements, Mr. Brand and Mr. Phipps will each receive an annual base salary of $210,000. The base salary is subject to periodic increases at the discretion of the Board. Under the New Employment Agreements, Mr. Phipps was granted an option to acquire 750,000 shares of Common Stock at an exercise price of $0.54 per share (subject to adjustment in certain circumstances) (the "Phipps Option"). The Phipps Option vests in equal installments of one-third per year and expires, subject to earlier termination, ten years from the date of grant. Under the New Employment Agreements, the Company agreed to reimburse Mr. Brand and Mr. Phipps for the costs of maintaining a $1,000,000 term-life insurance policy for the benefit of each of Mr. Brand and Mr. Phipps, subject to a cap of $2,000 per annum. Mr. Brand and Mr. Phipps also are entitled to participate in certain compensation and employee benefit plans maintained by the Company. In the event of the termination of employment by the Company (other than upon death, permanent disability or a termination for "Cause" (as defined in the New Employment Agreements)) or a termination of employment by the employee for "Good Reason" (as so defined), each of Mr. Brand and Mr. Phipps would be entitled to receive his then-current base salary for a period equal to the greater of (i) the remainder of the term of his employment agreement, and (ii) 12 months (in the case of Mr. Brand) or six months (in the case of Mr. Phipps) from the effective date of termination. The Phipps Option will vest immediately upon a termination of employment giving Mr. Phipps the right to continue to receive his base salary as described above or upon the occurrence of a "Change in Control Event" (as defined in the Phipps Option). The New Employment Agreements also contain certain non-competition, confidentiality and intellectual property ownership covenants.

STOCK COMPENSATION PROGRAM

         In May 1997, the Company adopted the Stock Compensation Program in order to promote the interests of the Company, its direct and indirect present and future subsidiaries and its stockholders by providing eligible persons with the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company as an incentive to remain in the service of the Company. The Stock Compensation Program authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company (the "Employee Plans"). The Stock Compensation Program also authorizes automatic option grants to directors who are not otherwise employed by the Company (the "Independent Director Plan"). In connection with the Transaction, the number of shares of Common Stock reserved for issuance under the Stock Compensation Program was increased to 12,665,308, of which up to 12,515,308 shares may be issued under the Employee Plans and up to 150,000 shares may be issued under the Independent Director Plan. The Stock Compensation Program is administered by the Compensation Committee of the Board (the "Administrator").

         Options and awards granted under the Stock Compensation Program may have an exercise or payment price as established by the Compensation Committee, provided that the exercise price of incentive stock options granted under the Employee Plans may not be less than the fair market value of the underlying shares on the date of grant. Options granted under the Independent Director Plan must have an exercise price equal to the fair market value of the underlying shares on the date of grant.

         Unless otherwise provided at the date of grant, no option or award may vest within one year of the date of grant and no option or award may be exercised more than 10 years from the date of grant. Options granted under the Independent Director Plan vest one year following the date of grant and expire if not exercised on or before the fifth anniversary thereof. Unless otherwise specified by the Compensation Committee, options and awards (other than pursuant to the Independent Director Plan) vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting of any option or award granted under the Stock Compensation Program may be accelerated in certain circumstances, including upon the occurrence of a "Change in Control Event" (as defined in the Stock Compensation Program).

         Options and awards granted under the Stock Compensation Program are nontransferable, except by will or by the laws of descent and distribution. However, the Compensation Committee may permit the recipient of a non-incentive stock option granted under the Employee Plans and options granted under the Independent Director Plan to transfer the option to a family member or a trust created for the benefit of family members. During the lifetime of a participant, an option may be exercised only by the participant or a permitted transferee. In the event that a participant's employment or service terminates as a result of death, all vested awards will be paid to the participant's estate by the Company and the participant's estate or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of death. If the participant's employment or service terminates as a result of retirement or a "disability" (as set forth in the Stock Compensation Program), all vested awards will be paid to the participant by the Company and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participant's employment or service terminates for cause, all options and awards will expire automatically upon termination. If the participant's employment or service terminates other than as a result of death, disability, retirement, or termination for cause, the participant will have the right to collect all vested awards immediately and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or 30 days from the date of termination, subject to extension at the discretion of the Administrator, or three months from the date of termination in the case of options granted pursuant to the Independent Director Plan. In all cases, any unvested options or awards will terminate as of the date of termination of employment or service.

         The Stock Compensation Program will terminate on April 30, 2007, unless earlier terminated by the Board. No options or awards may be granted under the Stock Compensation Program after its termination; however, termination of the Stock Compensation Program will not affect the status of any option or award outstanding on the date of termination.

TRANSACTION OPTION GRANTS

         Pursuant to the terms of the Transaction, options to purchase 150,000 shares of Common Stock were issued to each of Dr. Frank A. Brand, Mr. Carreras and Mr. Fisher (collectively, the "Former Director Options"). The Former Director Options have an exercise price of $0.54 per share (subject to adjustment in certain circumstances), are immediately exercisable and expire, subject to earlier termination, ten years from the date of grant. In addition, as described above under "Employment Agreements and Compensation Arrangements," Mr. Phipps received an option to acquire 750,000 shares of Common Stock in connection with the execution of his new employment agreement. Options to purchase an aggregate of 8,902,200 shares of Common Stock also were issued under the Stock Compensation Program to certain other employees of the Company and to certain employees of L-3 to be designated by L-3 in connection with the Transaction (the "Employee Options"). All of the Employee Options have an exercise price of $0.54 per share (subject to adjustment in certain circumstances), vest in equal installments of one-third per year and expire, subject to earlier termination, ten years from the date of grant. Pursuant to this grant, Mr. Meckstroth received options to acquire 740,000 shares of Common Stock and Mr. Kruger received options to acquire 400,000 shares of Common Stock.

         In addition, pursuant to the Transaction, options to purchase an aggregate of 12,665,308 shares of Common Stock were granted to L-3, CRM and Cerberus (the "Founder Options") (with each such party having the ability to direct all or part of its options to certain parties related to such party). The Founder Options have an exercise price of $0.54 per share (subject to adjustment in certain circumstances), are immediately exercisable and expire ten years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended June 30, 1999, the Company's Compensation Committee was comprised of Dr. Brand and Messrs. Carreras and Garcia. Mr. Garcia resigned as a director in November 1999.

         The Company entered into a consulting agreement with Dr. Brand pursuant to which Dr. Brand provided strategic, technological and other services to the Company for up to 90 days in any calendar year. Under the consulting agreement, which expired April 30, 1999, Dr. Brand received a quarterly payment of 36,363 shares of Common Stock. In the consulting agreement, Dr. Brand agreed to certain confidentiality, non-competition, and intellectual property covenants.

         No executive officer of the Company and no member of the Compensation Committee is a member of any other business entity that has an executive officer that sits on the Company's Board or on the Compensation Committee.

CERTAIN RELATED PARTY TRANSACTIONS

         Directors and Officers
         ----------------------

         In July 1997, Norman M. Phipps, a director of the Company, purchased 850,000 shares of Common Stock from the Company for $467,500, or $0.55 per share. In connection with the purchase, $8,500 was paid in cash from the proceeds of a one-time bonus paid to Mr. Phipps, and the remainder was paid in the form of a non-recourse secured promissory note (the "Phipps Note"). Also in July 1997, Michael L. Gaffney, an employee of the Company, purchased 400,000 shares of Common Stock from the Company for $220,000, or $0.55 per share. In connection with Mr. Gaffney's purchase, $4,000 was paid in cash from the proceeds of a one-time bonus paid to Mr. Gaffney and the remainder was paid in the form of a non-recourse secured promissory note (the "Gaffney Note"). The Phipps Note and the Gaffney Note did not bear interest, had no fixed maturity date, and were each secured by a pledge of the shares of Common Stock purchased by Messrs. Phipps and Gaffney, respectively. The sale of the Class C Debentures as described below resulted in a "Change in Control Event" under the terms of the Phipps Note and the Gaffney Note. The Phipps Note and the Gaffney Note were each satisfied upon the occurrence of such "Change in Control Event." The Company recorded a non-cash charge to account for these transactions in the aggregate amount of $675,000 at June 30, 1998.

         MBF, an entity controlled by Mark B. Fisher, a director of the Company prior to the Transaction, paid $35,000 of the purchase price payable by it in connection with its July 1997 purchase of Series G Warrants, in the form of a non-recourse secured promissory note (the "MBF Note"). The MBF Note matures on July 29, 2000 and bears interest compounded annually) at a rate of 6.07% per annum, which is payable at maturity. The MBF Note is secured by a pledge of warrants purchased by MBF. The MBF Note has become immediately due and payable upon the occurrence of the Transaction which constituted a Company Sale (as defined in the 1997 Stockholders Agreement).

         Prior to its acquisition by the Company, Mr. Brand, the Company's former Chairman and Chief Executive Officer, lent certain amounts to the Company's subsidiary, mmTech, Inc. ("mmTech"), on an as-needed basis to fund a portion of mmTech's working capital requirements. The amount advanced by Mr. Brand was $849,206 at March 31, 2000. Pursuant to an agreement between
Mr. Brand and the Company, the Company has agreed to pay interest on the unpaid advances (which previously had been interest-free) at a rate of seven percent per annum.

         Mr. Brand owns 40% of the outstanding common stock of Advanced Control Components, Inc. ("ACC"). ACC sublets space from the Company at its Eatontown, New Jersey facility and pays to mmTech $36,474 in annual rent. Employees from mmTech perform services for ACC and employees from ACC perform services for mmTech from time to time. The company utilizing such services pays to the company providing such services an amount equal to two times the base hourly salary of the employees providing such services for the number of hours involved. Pursuant to such arrangements, ACC paid to mmTech net amounts of $40,990 during the fiscal year ended June 30, 1999 and $268,883 during the fiscal year ended June 30, 1998.

         Pursuant to the terms of a Stock Purchase Agreement, dated October 21, 1998 (the "Stock Purchase Agreement"), Mr. Brand sold 2,000,000 shares of Common Stock to a group of institutional investors (the "1998 Investors") for a cash purchase price of $500,000, or $0.25 per share. The sale was made as a condition to the transactions contemplated by a Purchase Agreement, dated October 21, 1998 (the "1998 Purchase Agreement"), among the Company and the purchasers party thereto (including the 1998 Investors). Pursuant to the 1998 Purchase Agreement, the Company issued and sold $2.7 million in aggregate face amount of its Class C Debentures for an aggregate purchase price of $2.0 million. As required by the 1998 Investors, Mr. Brand used the proceeds of the sale of Common Stock pursuant to the Stock Purchase Agreement to acquire $667,000 in face amount of the Class C Debentures pursuant to the 1998 Purchase Agreement for a cash purchase price of $500,000.

         In connection with the issuance by the Company of its Class A Debentures in July 1997, the Company granted to the Investors the right, at any time prior to August 15, 1998, to purchase an additional $833,333 in aggregate principal amount of the Class A Debentures and warrants to purchase an aggregate of 2,500,000 shares of Common Stock for a total purchase price of $1,000,000 (the "Purchase Option"). On May 1, 1998, the Investors exercised their respective rights to purchase $500,000 of the Purchase Option. On August 6, 1998, the Investors exercised their respective rights to purchase the remaining $500,000 of the Purchase Option.

         In April 2000, Norman M. Phipps, a director of the Company, purchased 1,250,000 shares of Common Stock from the Company for $812,500, or $0.65 per share. In connection with the purchase, $12,500 was paid in cash from the proceeds of a one-time bonus paid to Mr. Phipps and the remainder was paid in the form of a non-recourse secured promissory note (the "New Phipps Note"). The New Phipps Note did not bear interest, had no fixed maturity date, and was secured by a pledge of the shares of Common Stock purchased by Mr. Phipps. The New Phipps Note would have been satisfied automatically upon the occurrence of the Transaction which would have constituted a "Change in Control Event" (as defined in the New Phipps Note). In connection with the Transaction, the Company and Mr. Phipps agreed to rescind the purchase of these shares and agreed that the New Phipps Note would be deemed to be canceled and of no further force or effect. Mr. Phipps also agreed to forego certain payments that would have been owed to him by the Company in connection with the satisfaction of the New Phipps Note. The Company has been advised that, in connection with the Transaction, Mr. Phipps and CRM, acting as agent for certain of its affiliates, clients and other related persons, entered into a stock purchase and nominee agreement pursuant to which Mr. Phipps purchased 1,250,000 shares of Common Stock from CRM and certain related entities for an aggregate purchase price of $100,000 which was paid in the form of a full recourse promissory note (the "CRM Note"). The Company has been advised that the CRM Note bears interest at a rate of 5% per annum and matures on December 31, 2003, subject to earlier acceleration upon the occurrence of certain events. The Company also has been advised that the CRM Note would be deemed satisfied by CRM upon the occurrence of a Recovery Event (defined in the CRM Note as the recovery by CRM and certain related entities of one-half or more of the amounts invested by such entities in the Company).

         Registration Rights Agreement
         -----------------------------

         In connection with the Transaction, the Company, L-3 and the Existing Holders entered into a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, L-3 (or certain qualifying holders of shares purchased by L-3) has the right to demand at any time that the Company effect the registration of the shares of Common Stock acquired by L-3 for offering and sale under applicable securities laws (subject to certain black-out provisions described below). L-3 (or such qualifying successors) have the right to make four such demands. Under the Registration Rights Agreement, after the earlier to occur of (i) consummation of a Qualifying Offering and (ii) March 31, 2001, one or more Existing Holders meeting certain requirements have the right to demand that the Company effect the registration of the shares of Common Stock acquired by such Existing Holders (and any other Existing Holders who timely agree to participate in such offering) for offering and sale under applicable securities laws (subject to certain black-out provisions described below). The Existing Holders have the right to make two such demands. A registration effected pursuant to the provisions described above is hereinafter referred to as a "Long-Form Registration."

         In addition, if at any time after the earlier of (i) January 2, 2001 and (ii) the consummation of a Qualifying Offering, the Company is eligible to effect such registration on Form S-3 (or a successor form), L-3 and the Existing Holders have the unlimited right to demand that the Company effect the registration of their shares of Common Stock (a "Short-Form Registration") so long as the shares to be offered for the benefit of the requesting holders (and any other parties to the Registration Rights Agreement who timely agree to participate in such offering) are reasonably expected to have an aggregate offering price of at least $1,000,000.

         The Company is not required to prepare and file a registration statement pursuant to a Long-Form Registration for a period of not more than 90 days following receipt by the Company of a request for registration, if (i) the Company in good faith gives written notice within five days after such receipt by the Company of such request that the Company is commencing to prepare a Company-initiated registration statement, and (ii) the Company actively employs in good faith all reasonable efforts to cause such registration statement to become effective.

         If the Company receives a request to effect a Long-Form Registration within 90 days of the date on which a previous registration statement filed pursuant to a Long-Form Registration has become effective, the Company is not required to commence preparation of such Long-Form Registration in accordance with such request until 90 days has elapsed since such effective date.

         If the Company furnishes to the persons requesting registration a certificate signed by the chief executive or chief financial officer of the Company stating that the Company, in good faith, has determined that (i) there exists material non-public information about the Company which the Company has a bona fide business purpose for preserving as confidential, or (ii) is undertaking (or is about to undertake) a proposed acquisition or financing that would significantly impact the pricing of the contemplated public offering, and in each case the Company provides such persons written notice thereof promptly after the Company makes such determination, then the Company has the right to defer the filing or the declaration of effectiveness of a registration statement, for a period of not more than (A) 90 days, in the case of a Long-Form Registration, or (B) 60 days, in the case of a Short-Form Registration, after receipt of the request to register; provided, however, that the Company is not entitled to defer such filing or declaration of effectiveness more than 120 days in any 12-month period.

         The parties to the Registration Rights Agreement also have unlimited "piggy back" rights with respect to any registration effected by the Company for its own account or for the account of another person (other than registrations relating to sales of securities to participants in a Company stock plan or in a transaction covered by Rule 145 promulgated under the Securities Act of 1933, as amended), subject to certain cut-back provisions.

         The Company will be required to bear all expenses incurred in effecting any Long-Form Registration and up to six Short-Form Registrations, including the fees and disbursements of any counsel or accountant retained by the holders of more than 50% of the stock being registered, but excluding underwriting discounts and brokerage fees or commissions. In addition, the Company has agreed to indemnify participants in any registration for certain liabilities, including liabilities arising under applicable securities laws, and is obligated to contribute to any damages paid by such participants if such indemnification is unavailable to such participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Exchange Act, the Company's directors and executive officers and persons holding more than 10% of a registered class of the Company's equity securities are required to file with the SEC and to provide the Company with initial reports of ownership, reports of changes in ownership and annual reports of ownership of common stock and other equity securities of the Company. Based solely upon a review of such reports and any amendments thereto which have been furnished to the Company, the Company believes that all of such reporting persons complied with all applicable Section 16(a) filing requirements in respect of the fiscal year ended June 30, 1999, except that James R. Meckstroth inadvertently failed to timely file a Form 3 upon becoming an executive officer of the Company and each of Gerald B. Cramer, Cramer Rosenthal McGlynn, LLC and AC Israel Enterprises, Inc. inadvertently failed to timely file their Form 3s upon becoming beneficial owners of more than 10% of the Common Stock.